CAM Reports 2nd Quarter Results

Net Income Increases 105% on Record 2nd Quarter Revenues

FOUNTAIN VALLEY, CA -- 05/02/2007 -- CAM Commerce Solutions, Inc. (NASDAQ: CADA) reported net income increased 105% for the three months ended March 31, 2007 to $854,000, or $0.20 per share, compared to $417,000, or $0.10 per share, for the same quarter of fiscal 2006. Revenues increased 13% to $7.3 million for the three months ended March 31, 2007, compared to $6.5 million for the same quarter of fiscal 2006.

Net income increased 57% for the six months ended March 31, 2007 to $1.8 million, or $0.43 per share, compared to $1.2 million, or $0.28 per share, for the same period of fiscal 2006. Revenues for the six months ended March 31, 2007 increased 8% to $14.5 million, compared to $13.5 million for the six months ended March 31, 2006.

Pre-tax profit margins for the quarter ended March 31, 2007 increased to a 2nd quarter record of 19%, as compared to 10% for the same period in fiscal 2006, making it the 8th consecutive quarter of year over year profit margin increase.

X-Charge Performance

During the quarter ended March 31, 2007, the company installed a record 1,631 new X-Charge payment processing accounts, an increase of 72%, compared to the same period in fiscal 2006 when the company installed 950 new accounts. As of March 31, 2007, the company had over 10,000 merchant accounts generating X-Charge revenues. The company's payment processing portfolio currently represents approximately $3 billion in annual payment processing volume. X-Charge payment processing revenues increased 44% and 39% for the three and six months ended March 31, 2007, respectively, compared to the same periods of last fiscal year.

Dividend Declared

The Board of Directors has declared a quarterly cash dividend of $0.20 per outstanding share based on this 2nd quarter's results. The dividend will be paid on July 16, 2007 to shareholders of record on July 6, 2007. This represents a 43% increase in the dividend over the $0.14 declared in the same period last year. During the quarter, cash and cash equivalents plus and marketable securities increased $878,000 to $25.3 million, or $6.29 per outstanding share.

Calculation of Cash and Marketable Securities Per Share

                                                        MARCH 31, 2007
                                                        ---------------
Cash and cash equivalents                               $    17,167,000
Marketable available-for-sale securities                      8,181,000
                                                        ---------------
Total cash and marketable securities (numerator)        $    25,348,000
                                                        ===============
Shares outstanding (denominator)                              4,033,000
Cash and marketable securities per share                $          6.29
"The March quarter is typically our seasonally slowest quarter of the year, so the meaningful comparison for our earnings performance should be on a year over year basis rather than a sequential basis," said Geoff Knapp, CEO. "We continued our trend of substantially improving earnings based on our success with our X-Charge payment processing business. We once again installed a record number of new payment processing accounts during the quarter. Our net profit margins also continued to show meaningful improvement on a year over year comparison basis as a result of the continuing change in revenue mix to higher margin, recurring revenues provided by our X-Charge business. Our successful business model along with the related increasing predictability of our results has allowed us to comfortably continue our earnings-based dividend policy of paying out 75% or more of net earnings on a quarterly basis, which we intend to do for the foreseeable future.

"The POS system business showed some signs of improvement with revenue up 13% sequentially from the December quarter, although declining year over year, primarily as the result of lower hardware sales, which also carry our lowest margin. Point-of-sale software sales rose 18% in the quarter, compared to the same period of last fiscal year, resulting in higher gross profit margin for the systems business on the lower revenues."

Conference Call

The company will be holding a conference call to discuss the quarterly results. The conference call will take place at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time), on Wednesday, May 2, 2007. Anyone interested in participating in the conference call should call 800-657-1263, if calling within the United States, or 973-633-8200, if calling internationally. There will be a playback available until May 9, 2007. To listen to the playback, please call 877-519-4471, if calling within the United States, or 973-341-3080, if calling internationally. Please use pin number 8728552 for the replay. The company will also have an updated investor presentation posted on its website at www.camcommerce.com.

About CAM Commerce Solutions

CAM Commerce Solutions designs, develops, markets, installs and services highly integrated retailing and payment processing solutions for small to medium size traditional and eCommerce businesses based on the company's open architecture software. These integrated solutions include credit and debit card processing, inventory management, point of sale, accounting, Internet sales, gift card and customer loyalty programs, and extensive management reporting. Payment processing services are provided on a transaction based business model. You can visit CAM Commerce Solutions at www.camcommerce.com.

Important Information

Certain statements made in this release, including those relating to the expectations of profitability and economic climates, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Words such as "will," "should," "believe," "expect," "anticipate," "outlook," "forecast," "optimistic," "feel," "potential," "continue," "intends," "goal," "plans," "estimates," "may," "seeks," "would," "future," "bright," "projected," and other similar expressions that predict or indicate future events or trends, or that are not statements of historical matters, identify forward-looking statements. Expectations concerning financial results for future quarters are not actual results and are based upon preliminary estimates, as well as certain assumptions management believes to be reasonable at this time. Investors should not rely upon forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from management's expectations, and the company does not undertake any duty to update forward-looking statements which speak only as of the date of this release. The performance of any one month or quarter may not be indicative of future performance, particularly given prevailing market and economic uncertainties. In addition to the factors set forth elsewhere in this release, the economic, competitive, technological, and other factors identified in CAM Commerce Solutions' filings with the Securities and Exchange Commission could affect the forward-looking statements contained in this release.

                       CAM COMMERCE SOLUTIONS, INC.
                 UNAUDITED CONDENSED STATEMENTS OF INCOME
                  (In thousands, except per share data)

                                       THREE MONTHS ENDED SIX MONTHS ENDED
                                        ----------------  ----------------
                                       MARCH 31 MARCH 31  MARCH 31 MARCH 31
                                          2007     2006     2007     2006
                                        -------  -------  -------  -------
REVENUES
   Net payment processing revenues      $ 3,342  $ 2,324  $ 6,807  $ 4,902
   Net hardware, software and
    installation revenues                 2,576    2,848    4,861    5,912
   Net service revenues                   1,429    1,311    2,851    2,655
                                        -------  -------  -------  -------
Total net revenues                        7,347    6,483   14,519   13,469
COSTS AND EXPENSES
   Cost of payment processing revenues      181      126      311      244
   Cost of hardware, software and
    installation revenues                 1,234    1,508    2,418    3,173
   Cost of service revenues                 639      607    1,276    1,201
                                        -------  -------  -------  -------
Total cost of revenues                    2,054    2,241    4,005    4,618
Selling, general and administrative
 expenses                                 3,840    3,387    7,503    6,659
Research and development expenses           397      400      780      763
Interest income                            (310)    (223)    (615)    (429)
                                        -------  -------  -------  -------
Total costs and expenses                  5,981    5,805   11,673   11,611
                                        -------  -------  -------  -------
Income before provisions for income
 taxes                                    1,366      678    2,846    1,858
Provisions for income taxes                 512      261    1,024      699
                                        -------  -------  -------  -------
Net income                              $   854  $   417  $ 1,822  $ 1,159
                                        =======  =======  =======  =======

Basic net income per share              $  0.21  $  0.11  $  0.46  $  0.30
                                        =======  =======  =======  =======

Diluted net income per share            $  0.20  $  0.10  $  0.43  $  0.28
                                        =======  =======  =======  =======
Shares used in computing basic net
 income per share                         4,022    3,890    4,001    3,869

Shares used in computing diluted net
 income per share                         4,220    4,169    4,206    4,133

                       CAM COMMERCE SOLUTIONS, INC.
                         CONDENSED BALANCE SHEETS
                  (In thousands, except per share data)

                                                MARCH 31     SEPTEMBER 30
                                                  2007           2006
                                              -------------- -------------
                                               (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                  $       17,167 $      15,196
   Marketable available-for-sale securities            8,181         8,457
   Accounts receivable, net                            2,198         1,936
   Inventories                                           308           391
   Deferred income taxes                                 887           991
   Other current assets                                  233           138
                                              -------------- -------------
Total current assets                                  28,974        27,109

Deferred income taxes                                     37            56
Property and equipment, net                              408           484
Intangible assets, net                                   463           445
Other assets                                             128            51
                                              -------------- -------------
Total assets                                  $       30,010 $      28,145
                                              ============== =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                           $          370 $         301
   Accrued compensation and related expenses           1,250         1,255
   Deferred service revenue and customer
    deposits                                           1,736         1,499
   Cash dividends payable                                726           594
   Other accrued liabilities                             110           103
                                              -------------- -------------
   Total current liabilities                           4,192         3,752
Stockholders' equity:
   Common stock, $.001 par value; 12,000
    shares authorized, 4,033 shares issued
    and outstanding at March 31, 2007 and
    3,961 at September 30, 2006                            4             4
   Capital in excess of par value                     22,594        21,634
   Accumulated other comprehensive income
    (loss)                                                 6            (6)
   Retained earnings                                   3,214         2,761
                                              -------------- -------------
   Total stockholders' equity                         25,818        24,393
                                              -------------- -------------
Total liabilities and stockholders' equity    $       30,010 $      28,145

Contact:
Mathew Hayden, President
Hayden Communications, Inc.
858-704-5065

CAM Commerce Solutions, Inc.
17075 Newhope Street
Fountain Valley, CA 92708